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                                 LABOR AGREEMENT

                                Entered into by:

                             TRAK International Inc.
                              369 W. Western Avenue
                            Port Washington, WI 53074

                                       And

                                   Local 1430
                                 District No. 10
          International Association of Machinist and Aerospace Workers

                                November 1, 1998
                                       To
                                October 31, 2003




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

                                TABLE OF CONTENTS


         Management Clause------------------------------------------------- 2

         Grievance Procedure----------------------------------------------- 3

         Seniority

                  Temporary Layoffs---------------------------------------- 5

                  Job Postings--------------------------------------------- 6

                  Loss of ------------------------------------------------- 7

                  Temporary Transfers-------------------------------------- 9

         Vacation---------------------------------------------------------- 9

         Hours & Overtime------------------------------------------------- 11

                  Double Time--------------------------------------------- 12

                  Shift Premium------------------------------------------- 13

         Holidays--------------------------------------------------------- 14

         Pay Provisions--------------------------------------------------- 14

                  Jury Duty----------------------------------------------- 15

                  Funeral/Bereavement------------------------------------- 15

         Safety----------------------------------------------------------- 16

         Benefits

                  Group Insurance (Health, Life, S&A, etc.)--------------- 18

                  401 (k) Savings Plan------------------------------------ 20

         No Strike - No Lockout------------------------------------------- 20

         Plant Closing---------------------------------------------------- 22

                                    AGREEMENT


This Agreement made and entered into this 1st day of November 1998 by and between TRAK International Inc. in Port Washington, Wisconsin, hereinafter referred to as the company and District 10 of the International Association of Machinists and Aerospace Workers, Milwaukee, Wisconsin, hereinafter referred to as the Union is set forth to establish principles and harmonious labor relations for the exclusive use of the contracting parties.


                                    ARTICLE I

RECOGNITION

1.00 The Company hereby recognizes District No.10 of the International Association of Machinists and Aerospace Workers as the exclusive bargaining agent for all production and maintenance employees of the Company's plants in the Port Washington, Wisconsin area in the Milwaukee, Wisconsin area, but excluding office and clerical employees, and supervisors as defined in the National Labor Relations Act as amended. Supervisors must have full authority to hire, fire, and recommend wage increases subject to the regular Company policies, and shall not work on the jobs normally performed by production employees, except to the extent necessary in instructing employees during job runs, provided, however, that any such overall work performed shall not exceed 20% of the normal work week. If development of prototype parts or machines is performed on site, bargaining unit employees will be used for the majority of the activities. Salaried personnel will participate as needed up to 20% of the work to assist training bargaining unit employees, performing sample trials, and evaluations including test.

1.01 As a condition of employment, all employees covered by this Agreement shall no later that the 61st work day after the date of the execution of this Agreement, or in the case of new employees, no later than the 61st work day after the date of hiring, becoming members of the Union and remain members of the Union in good standing during the term of this Agreement.

1.02 Check-off. For the duration of this Agreement, the Company agrees to deduct the regular monthly Union dues and/or initiation fee from the pay of each employee who executes and delivers to the Company a written authorization for such deductions, which authorization shall be in a form acceptable to the Company and such authorization shall be irrevocable for the period of one (1) year, or until the termination of the Agreement, whichever occurs sooner; such authorization shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective agreement between the Company and the Union, whichever occurs sooner, unless written notice is given by the employee to the Company and the Union at least thirty (30) days prior to the expiration of each period of one (1) year, or of each applicable collective bargaining agreement between the Company and the Union, whichever occurs sooner.

         All deductions shall be made from the second paycheck to be delivered to the employee each month, beginning with the month following receipt by the Company of his authorization. All amounts deducted each month shall be paid by the Company to the Union official certified by the Union as authorized to receive them on the Union's behalf.

1.03 The Union agrees to indemnify and hold the Company harmless against any and all claims, suits, orders or judgments brought or issued against the Company as a result of any action taken or not taken by the Company under the provisions of Section 1.02.

1.04 The parties mutually agree that there will be no discrimination to any employee or applicant for employment based on race, creed, color, religion, sex, age, national origin, disability, disabled veteran and Vietnam era veterans, or other area of prohibitive discrimination. Throughout this Agreement, a masculine pronoun shall be deemed to include the feminine. All employment decisions shall be based on the principles of equal opportunity and affirmation action. All acts of discrimination and/or harassment (including sexual harassment) shall be subject to disciplinary action up to and including discharge.


                                   ARTICLE II

MANAGEMENT CLAUSE

2.00 Except as otherwise expressly limited by this Agreement, the management of the Company's plant and business and the direction of the working force, including the rights to plan, direct, and control operations in the use of all equipment and other property of the Company are vested exclusively in the Company and include, but are not limited to: hiring, suspending, or discharging of employees for proper cause, transferring or relieving employees from duty for lack of work or other legitimate reasons, right to study or introduce improved production methods, facilities, and the right to establish reasonable rules. Such rights shall be exercised in accordance with the terms of this Agreement, subject to the grievance procedure. The Company shall have the sole right to make such technical and other changes in operations, as it deems necessary and as a result of the introduction of new work or the installation of new machinery or processing or for any other reasons. All functions of management not herein relinquished or limited shall remain vested in the Company.

                                   ARTICLE III

GRIEVANCE PROCEDURE

3.00 Should differences arise between the Company and its employees either individually or collectively as to the meaning and application of the provisions of this Agreement or should differences arise about matters within the framework of this agreement an earnest effort shall be made to settle such differences at the earliest possible time by use of the following procedures.

3.01 Step #1. An aggrieved employee or employees shall present his or their grievances to his or their department supervisor accompanied, if the employee or employees so desire, by a committee person within two (2) working days of union knowledge of the event causing the grievance. The supervisor shall respond with an answer within two (2) days during the regular work week.

3.02 Step #2. If not settled at Step #1, the grievance shall be presented in writing and signed by the aggrieved employee(s) to a member of the Union Committee, who will in turn present two copies of the grievance to the Director of Manufacturing, Human Resources Manager or a duly appointed Company representative within three (3) working days following Step #1.

         Grievances will be dated and should refer to a specific article and section number and the corrective action desired.

         Management will have three (3) working days to write an answer to the grievance and return it to the Union Committee.

         The final disposition will be written in the place provided on the front of the grievance form.

3.03     Step #3. If the  grievance  is not  settled  in the  second  step,  the
         grievance   shall  then  be  taken  up  by  the  Union   Committee  and
         representative of the Union and a designated representative or representatives of the Company, within thirty (30) calendar days of the second step response.

3.04 Step #4. In the event the parties cannot agree in the third step, the dispute may then be referred to arbitration. This must be done within twenty (20) working days from the completion of Step #3 or the grievance will be deemed resolved.

         The arbitration procedure shall be as follows:

          a) The party raising the issue shall notify the other party by certified mail, return receipt requested, informing them that they are carrying the grievance to arbitration. The notification shall include the identity of the grievant(s), the identification of the issue(s), the remedy desired, and the claimed violation(s), if any, of the Labor Agreement.

          b) The party desiring arbitration shall request the Federal Mediation and Conciliation service to submit to the parties a panel. Within ten (10) working days after receipt of such panel the parties shall meet for the purpose of selecting an arbitrator from such panel. Each of the parties shall alternately strike one name from the panel until the name of only one person remains and such person shall be the arbitrator. The determination of the party to strike the first name shall be made by the flip of a coin. The foregoing procedure for the selection of an arbitrator may be waived if the parties mutually agree upon an arbitrator.

         (c) The arbitrator's decision shall be rendered in writing and shall be final and binding upon the Company and the Union.

         (d) The Arbitrator shall not have the power to add to, or change any of the provisions of the Agreement.

         (e) Each party will bear its cost of the arbitration. The expenses and fee of the arbitrator will be shared equally by the Union and the Company.

                  All time limits set forth in the foregoing steps may be extended by mutual agreement of the parties.

3.05 Any employee facing suspension or discharge will be granted Union Representation with management prior to the suspension or discharge being effected. Should a grievance result from a suspension or discharge, it will be introduced at and as provided in Step #3 of the Grievance Procedure.

3.06 Grievances involving disciplinary action against employees that result in loss of work or disqualification for job opportunity resulting in loss of pay or benefits shall not be initiated more than six (6) working days from the date the action first became the Union's knowledge.

3.07 General wage negotiations, agreement negotiations and including amendments to the Agreement are excluded from the grievance procedure above set forth and, therefore, are not arbitrable. Arbitration is not intended and shall not be construed in any way so as to qualify or change any of the terms or provisions of the Agreement.

                                   Article IV

SENIORITY

4.00 An employee's seniority is based upon the length of continuous employment both with the Company and the predecessor company, shall begin from the date of hiring after completion of sixty (60) working days, which shall constitute the probationary period. Seniority includes the accumulated time an employee is on the payroll of the Company whether working or laid off, for a period of absence due to an injury or illness and for period of approved leaves of absence, all subject to the other provisions of the seniority clause. Seniority for employees with the identical dates of hire will be determined through the use of the last six digits of their social security number. Comparison of those numbers will produce a lowest sequential number and that employee will be senior. Seniority will apply on a company wide basis for the unit covered by this Agreement and will govern the process of layoff and recall only provided the senior employee processes the necessary skills to do the available job in an acceptable manner.

         Employees, if transferred from this bargaining unit to jobs outside the bargaining unit, shall have his or her Accumulated seniority frozen as of the date of transfer for one year, and may return to the bargaining unit one time to any available job. For the purpose of promotions, transfers, and job posting, seniority will apply on a company wide basis for the unit covered by this Agreement provided the senior employee possesses the necessary skills to perform the job in an acceptable manner.

4.01 Layoffs. In the reduction of the working force, the following procedure will be followed:

         (a) The Company and Union will discuss pending layoff/recalls before notification.

          (b) Temporary Layoffs. Temporary layoffs of five (5) days (Monday thru Friday inclusive) are allowed within department and classification without Company-wide seniority or notice restrictions provided:

                   (1) Employees affected are notified and given the option to volunteer for temporary layoff and/or:

                   (2) That in the event the volunteer option above does not satisfy the reduction requirement, seniority shall be honored but only within the departments and classifications affected after all possible temporary transfers are filled.

                  (3) This provision does not exceed three (3) occurrences per year per department and classification.

                  (4) Temporary layoff will not be applied in any way to affect the employee's benefits and holidays otherwise set forth in this Agreement.

         (c) Indefinite Layoff

                  (1) Before layoff of any employee, the Committee and affected employees will be given five (5) working days notice of a forthcoming layoff.

                  (2) Senior employees will be transferred or moved from one job classification to another consistent with the employee's skills provided:

                           (a) The employee has successfully performed the job in the past, or the Company has determined the employee can do the job after a maximum of five (5) days of training and evaluation, or

                           (b)      The job is a lower labor grade.

         (d) The applicable job rate will apply with first Monday of job change, due to force reduction.

         (e) An employee may refuse a transfer to a job two or more labor grades lower than his home base labor grade and upon layoff shall retain his seniority, but must report as provided in
                  4.05 ( c ) below upon recall to a job within one (1) labor grade of his home base grade of his home base grade.

4.02 Recall. In the event of an increase in the work force, the Company shall follow the procedures listed in Section 4.01 in reverse. Thereafter-new employees may be hired.

4.03 Job Posting. All job vacancies, including new jobs, will be posted for two (2) working days. Bids for these jobs will be on a Company-wide basis. Job posting bid sheets shall indicate the maximum number of job openings. Any jobs not awarded or filled by new hire thirty (30) days from the date of posting shall be reposted. The following procedure will be observed:

         (a) Employees may make an application stating why they want to change and state their skills. The Company agrees to give such applicant careful consideration and to make such changes provided the employee possesses the skills to do the job in an acceptable manner.

         (b) When bids are posted, before award is made, the Supervisor, Team leader and Union Steward for that area will meet to decide either (a) who gets the award (b) the order in which the bidders receive a trial bid. If this team is unable to decide, the matter will be referred to the Mutual Interest Group. When skills to perform the job in an acceptable manner are relatively equal, seniority will prevail subject to provisions of the seniority article.

         (c) In the event the employee does not qualify during the trial period of ten (10) working days, he shall be returned to the former job he bid from provided he possesses more seniority than an employee in that former classification. If not, the employee may exercise his seniority within the company on existing vacancies provided he/she has the appropriate skills. The employee shall not be allowed to bid on any other job for six (6) months following disqualification of himself or three
                  (3) months if the Company disqualifies the employee.

         (d) Two (2) weeks after job bidding, the selected employee and Union will be advised as to his/her selection for the job. Every effort will be made to move the successful bidder to the new position within sixty (60) days. This does not guarantee a job until such job is available. After thirty (30) days if the selected employee is not moved he shall receive the pay of the job awarded.

         (e) When employees bid down, said employees cannot bid for six months.

         (f) Employees shall be limited to one successful job bid in any six (6) month period.

4.04     The above sections shall be administered by the following rules:

         (a) In downgrading, the affected employee will retain his relative position in the new rate schedule.

         (b) In upgrading or lateral movement, the affected employee's base hourly wage will be reduced by twenty-five cents ($.25) for a period of thirty (30) days. During this period, the employee will improve his skill and knowledge in his new classification. After thirty (30) days, the employee will receive $0.25 and move to the next level in the wage matrix for that labor grade.

4.05     Seniority shall cease upon:

         (a)      Justifiable discharge.

         (b)      Voluntary quitting.

         (c) Failure to comply with recall policy.

                  (1) It is the obligation of every employee, including those on layoff,to keep the Company informed in writing of their correct home address and telephone number. The Company's obligation in connection with recall shall end with a notice of recall sent by the Company by certified mail to the employee's current address as shown on the records of the Company.

                  (2) Employees on layoff must report within three (3) working days, to their regular job or any job in the next lower labor grade compared to their home base labor grade, after receiving written notice by certified mail, receipt requested. This does not apply to an employee, who by reason of illness or other good cause, is not able to report and so advises the Company within the three (3) day period.

                  (3) Employees on layoff who are offered employment, and are not working elsewhere, on jobs other than his regular job prior to lay off, or within one (1) labor grade of his home base grade shall be given three (3) work days to accept such job. If the employee is not working elsewhere and such job offer is not accepted, the employee will be denied Unemployment Compensation benefits by TRAK International, Inc.

                  (4) In contrast to number 3 above, if the employee is working elsewhere, and such job offer (other than his regular or within one (1) labor grade of his home base) is refused, the employee will retain his seniority and Unemployment Compensation benefit rights.

         (d) Absence from work for three (3) consecutive days without notifying the Company.

         (e) For failure to return to work after a Leave of absence has expired unless proper notification to the Company has been made and an extension granted subject to Section 11.00.

4.06 Employees shall retain seniority for recall from layoff based upon their seniority at time of layoffs as follows:

          a) 170 Hours to one year seniority: One year seniority for recall.

          b) One year to five years seniority: Equal to seniority time for recall.

          c) Five years or more seniority: One-half (1/2) of seniority time minimum five years for recall.

4.07 Shop Committeemen shall head the seniority list. Their employment in their respective classification, department, and plant shall remain in effect so long as their classification, department, and the plant is in operation. These employees shall be compensated at their current hourly rate for all time consumed (up to a maximum of their scheduled shift hours) in Union activity with the Company or its representatives during the regular work schedule at the plant.

         Should the Committeeman be required to leave his department, their supervisor will be notified accordingly, as to where he is going, who he is going to see, and why. Upon arrival the employee(s) involved will also receive an appropriate card on which shall be noted the time started Union activity. When the Committeeman and employee are finished, their time of return to work shall be on the card. Such time charged for Union activity shall continue until the card is returned to the supervisor.

4.08 Employees returning from military service shall be reinstated under Government rules and regulations.

4.09 When necessary to either downgrade or remove an employee from the job due to some physical impairment, both parties to this Agreement shall decide this issue as favorable as is possible for the individual through the terms of the Labor Agreement.

4.10 Temporary transfers shall not exceed three(3) terms of thirty (30) days each or one (1) term of ninety (90) consecutive days. If the job then appears to be permanent, it shall be posted in accordance with Section
         4.03 of this Agreement. The term, temporary transfer, does not apply where employees are absent, on vacation, or out of work in the employee's classification. Temporary transfer pay will be handled as follows: When an employee is assigned work in a higher paying classification, the employee will immediately be paid the higher rate of pay. However, should an employee be assigned to a lower rated classification, the employee would retain his present rate of pay.

                                    ARTICLE V

VACATIONS

5.00 Subject to the following requirements, each of the Company's employees to whom this Agreement is applicable shall be granted a vacation with pay, including night shift premium.

Earned Vacation Schedule:


  Length of Employee's                               Minimum Number                 Percent Vacation               Minimum Vacation
      Seniority to                                  of Vacation Days                   Pay of All                        Hours
    Anniversary Date                                      Earned                         Earnings

0 but less than 1 year                                    5 days                           2.10%                            0
1 but less than 2 years                                   5 days                           2.10%                           40
2 but less than 3 years                                   6 days                           2.52%                           48
3 but less than 4 years                                   7 days                           2.94%                           56
4 but less than 7 years                                   10 days                          4.20%                           80
7 but less than 8 years                                   11 days                          4.62%                           88
8 but less than 10 years                                  12 days                          5.04%                           96
10 but less than 16 years                                 15 days                          6.30%                          120
16 but less than 17 years                                 16 days                          6.72%                          128
17 but less than 18 years                                 17 days                          7.14%                          136
18 but less than 19 years                                 20 days                          8.40%                          160
19 but less than 20 years                                 21 days                          8.82%                          168
20 but less than 21 years                                 22 days                          9.24%                          176
21 but less than 22 years                                 23 days                          9.66%                          184
22 years or more                                          25 days                         10.50%                          200

                                                                               9

5.01 Employees may arrange for prepaid vacations which are five (5) days or longer by completing a Request for Prepaid Vacation form and submitting it to their supervisor at least seven (7) days prior to the Monday of the vacation period.

5.02 The employee's W-2 form last issued by the Company with the Federal Government shall be used in computing the employee's vacation benefits in accordance with the above schedule. Employees shall be paid the amount of the percent vacation pay of all earnings or the minimum vacation hours earned, whichever is greater as provided in this Article.

5.03 An Employee's Percentage Vacation Pay as provided for above shall be derived by computing his total earnings together with any bonus, vacation pay, and holiday pay granted. Time lost due to illness of one
         (1) week or more duration but not more than (10) weeks in any anniversary year and time lost due to a compensable accident shall be counted as time worked in computing vacation pay on the basis of eight
         (8) hours per day and forty (40) hours per week.

5.04 An employee who is laid off indefinitely shall be paid vacation pay at the appropriate percentage of his previous year's W-2 form. Employees will not be paid the minimum hours. Employees who were laid off have the option to take pro-rated vacation or not after recall. Employees not recalled during the year may request their vacation pay.

5.05 In the event the company designates a specific week(s) as a general shutdown, notice will be posted as soon as possible or a minimum of three(3) months advance notice will be given.

5.06 Vacation shall be granted at such time during the year as the management finds most suitable, considering both the wishes of the employee and the efficient operation of the department concerned. Insofar as practical, employees with the highest seniority shall be given preference of date.

5.07 Vacation Choice Slips will be distributed to employees the first (1st) Monday in February on the vacation year.

         By the third (3rd) Monday in February, all employees shall select, by seniority, up to two (2) weeks of their vacation, for approval, after which the selection of the third (3rd) and fourth (4th) weeks shall be in the same manner.

         Employees who do not respond with vacation choices by the third (3rd) Monday in February loose their right of exercising seniority preference for vacation time off for the rest of the vacation year.

         Employees will be informed by the fourth (4th) Monday in February as to the status of their vacation requests. Should employees' original requests be denied, they will be allowed other choices providing their first requests were filed timely.

5.08 Vacations should be taken in multiples of five (5) consecutive working days. Employees with more than one (1) week may take odd days at a time other than the full week period. However, employees shall be allowed to schedule single days of vacation up to a maximum of ten (10) days. Whenever possible, three (3) days advance notice should be given. Employees may schedule up to 4 1/2 days of vacation provided they obtain approval from their supervisors at least 24 hours in advance which may be taken, using the same criteria as single days in 5.09 with 24 hour approval. Single vacations days will be granted in accordance with Section 5.07 above and section 7.04, maintaining the efficient operation of the department concerned.

         Half-days vacation pay. When four (4) hours of vacation are used, all hours in excess of the standard eight (8) will be paid at the appropriate rate.

         a) In cases of absence due to emergency, the employee will report his absence and request one(1) day vacation from his supervisor.

         b) When the Supervisor can spare the employee with no upset to production, the employee and Supervisor may agree to less than three (3) days, 24 hours, advance notice, whichever applies.

5.09 No employee shall be required to work on the Saturday or Sunday prior to his vacation nor on the Saturday or Sunday immediately following his vacation.

5.10 Armed Services. Any employee who is drafted or enlists for military duty by the United States Government shall be paid such vacation pay as he is entitled to at the time of leaving the employment of the Company to enter such service. Such employees returning from the Armed Forces within ninety (90) day after honorable discharge shall be given their vacation in the year that they return to work and accorded their accumulated seniority while they were in the service.

5.11 An employee who has completed one or more years service with the Company who is terminated for any reason whatsoever, such employees shall be paid any vacation benefits due such employee.

5.12 In the case of death, the vacation pay will be paid to the employee's lawful heir or beneficiary.


                                   ARTICLE VI

HOURS AND OVERTIME

6.00 Eight (8) consecutive hours with an assigned lapse period for lunch shall constitute a normal day's work. Lunch periods shall be determined by mutual agreement between the parties.

6.01 Five (5) days, Monday through Friday inclusive, shall constitute a normal weeks work.

6.02 The normal shift hours will be as follows, except when overtime requires departure therefrom:

                       1st Shift - 7:00 a.m. to 3:30 p.m.
                     2nd Shift - 3:30 p.m. to 12:00 Midnight
           3rd shift - 11:00 p.m. to 7:00 a.m. (starts Sunday evening)


Included in this schedule is a thirty (30) minute unpaid lunch period for the 1st and 2nd shifts and a 15 minute paid lunch period for the 3rd shift. The paid lunch period is at the employee's personal hourly rate for the job in which he is working immediately prior to the designated lunch period.

Stated times may be adjusted to accommodate changes in production schedules when agreed upon by the Mutual Interest Group.

The Summer Shift Hours will be from the first Monday in May to the last Friday in October as follows, except when overtime requires departure therefrom:

                       1st Shift - 6:00 a.m. to 2:30 p.m.
                       2nd Shift - 2:30 p.m. to 11:00 p.m.
                       3rd Shift - 10:00 p.m. to 6:00 a.m.

Included in this schedule is a thirty (30) minute unpaid lunch period.
Stated times may be adjusted to accommodate changes in production schedules when agreed upon by the Mutual Interest Group.

6.03 In the event a second and/or third shift operation is created, employees with the most seniority within their classification will have the preference of shift.

6.04 All hours worked in excess or outside of the normal scheduled eight (8) hour shift, or the normal scheduled forty (40) hour work week shall be paid for at the rate of time and one-half (1-1/2) the regular hourly rate of the employee.

6.05 All employees shall be allowed a three (3) minute wash-up time before their assigned mid-day lunch period and at the end of each shift, except for employees in classifications granted additional time due to the nature of their work.

         Break periods will be as follows: A ten (10) minute break for regular eight (8) hours shifts and Saturdays. A five (5) minute break to be taken during the ninth (9th) hour of a ten (10) hour or more shift.

6.06     Double time (2x) the rate shall be paid for all hour worked:

         a) Over ten (10) hours in any twenty-four (24) hour period (except as it applies to second shift employees working Saturday overtime commencing at 11:00 a.m. or third shift employees starting at 11:30 p.m.).

         b)    Over five (5) hours on Saturday.

         c)    Sunday.

         d) Designated Holidays (in addition employees working on such Holiday shall receive Holiday pay).

6.07 An employee reporting for work on a regularly scheduled work day or as instructed shall be guaranteed a minimum of four (4) hours work and/or for (4) hours pay at their regular rate with overtime provisions stated above applying for Saturdays, Sundays and Holidays, unless notified not to report, at least twelve (12) hours in advance of the shift start time. The provisions of the Section shall not apply at acts of God, during inventory, or any act beyond the Company's control.

6.08 Insofar as is practical without reducing the efficiency of the plant, all overtime worked in each classification within a department shall be divided as equally as possible among the employees within the classification with the department.*

         Employees entering a classification in a department by hire, bid or other means will be credited with the maximum amount of overtime hours worked by an incumbent employee in that classification and department.

                *Overtime  records of work performed or refused shall be kept to maintain such division and made available to the Union Committee.

6.09 Scheduled overtime shall be when the Company notifies the employees within one hour after lunch break of any day prior to daily overtime, or within one our after lunch break on Thursday preceding weekend overtime. A minimum work force of 66-2/3% of the employees in the classification, department, and shift shall work to assure efficient operation during scheduled overtime. On full department work scheduled other than the normal work-week, a minimum of 66-2/3% of the overtime in a normal week (Monday-Friday) must be worked by each employee in the department. If an employee agrees to work overtime and then fails to report for such overtime work, such failure shall be treated as an unexcused absence.

6.10 All non-scheduled daily or weekend overtime shall be optional with the individual employee.

6.11 A minimum premium rate per hour above the employee's regular hourly rate will be paid to second and third shift workers according to the following schedule:

         Second Shift (Cents per hour)      .45
         Third Shift  (Cents per hour)      .50

6.12 Labor Agreement provisions regarding hours and overtime will apply for all time worked (including minimum hours pay) for employees agreeing to offsite work.

6.13 The Schedule for Overtime hours will be determined by the team consisting of the Union Representative and the Supervisor of the area with consent of the Mutual Interest Group.

6.14 On operations involving continuous processes or critical work center, the Company may assign someone to that operation on a staggered time basis to cover for breaks and lunch time, with at least 24 hours notice or by mutual agreement.

                                   ARTICLE VII

HOLIDAYS

7.00     Holidays will be celebrated according to the attached schedule, Exhibit
         C.

7.01 All eligible employees covered by this Agreement, except those on non-emergency leave of Absence or Military Service and Layoff shall receive Holiday Pay including shift premium, if applicable.

7.02 Employees on a bona-fide Sick Leave and Absence and drawing disability compensation during the period in which a Holiday occurs will be paid
         Holiday pay which will be reported as income to the payer of the disability benefit.

7.03 The Company will not schedule layoffs prior to Holidays to avoid payment of Holiday pay. Any employee laid off two (2) weeks prior to a Holiday will receive Holiday pay.

7.04 To receive Holiday pay, an employee must have completed 340 hours of employment and must have worked the regularly scheduled hours on the work day immediately preceding and following the Holiday except when absent because of an excused absence, excused tardiness, scheduled vacation (including 1 day call in), jury service, being subpoenaed as a witness, due to a death in the family or documented circumstances and/or circumstances reasonably acceptable to Management. Tardiness equal to 1-1/2 hours or less will not affect eligibility for Holiday Pay.

7.05 When Holidays occur consecutively and an employee fails to report either the day before and/or the day after eligibility requirements, as provided for in 7.04 above, he shall lose the holiday pay which corresponds to the day of absence.


                                  ARTICLE VIII


PAY PROVISIONS

8.00 The classification of any job existing as of the date of execution of this Agreement, or established during the term of the Agreement as provided in 8.01, shall remain unchanged for the duration of this Agreement unless the job content is changed. No one shall be downgraded during the term of this Agreement subject to Section 4.09 except for just cause.

8.01 When the need for a new job occurs or an existing job is changed, the job content/description will be the sole responsibility of the Company not subject to the Grievance procedure or bargaining. In the event a new job is created or an existing job is changed, the Union shall be notified of same and the Company may operate same with the temporary classification and rate. As soon as practical, but in no event more than thirty (30) days thereafter, the Company shall prepare a description for the job and a permanent classification and rate, which shall be submitted to the Union. In the event such classification and rate are not acceptable to the Union, they may be placed in effect, but this shall be a matter for the grievance and arbitration procedure.

         When the classification and rate are finalized, either by agreement between the parties or through the grievance and arbitration procedure, they shall be incorporated in the job classification manual and the rate shall be made retroactive to the date the new or changed job was first placed in effect.

8.02 Should a machine operator be required to operate more than one machine simultaneously.

         No. of Machines Operated           Increase in Rate While Operating
         ------------------------           --------------------------------
                   2                                   $ .75
                   3                                   $1.00
                   4                                   $1.25

8.03 The Company will pay its employees on a weekly basis on the regular designated pay day, unless mutually agreed to otherwise.

8.04 Job and wage rate classifications shall be attached hereto and marked Exhibit A and shall by this reference become part of this Agreement.


                                   ARTICLE IX

JURY DUTY - MAKE UP PAY AND FUNERAL PAY

9.00 When an employee is selected to serve on a local or community jury panel, the Company will make up a portion of the wages according to certain conditions as follows:

         (a) To qualify for make-up wages, an employee must either have served on a trial or consumed more than a half day in court before dismissal which would make it impractical to return to work.

         (b) Make-up wages will be based upon a maximum of eight (8) hours of total wages less jury panel daily fee in any one day, Saturday, Sundays and Holidays to be excluded. The plant must be operating in whole or part and the employee regularly at work to be paid make-up wages.

         (c) A form provided by the Company with signature affixed by an official of the court will be necessary before make-up wages can be granted.

9.01 Funeral Pay. In the event of the death of an employee's relative, such employees shall be permitted to take time off as necessary according to the following schedule:

         (a) Employee's Mother, Father, Brother, Sister, Spouse, or Children, or Step-Children - eight (8) hours at regular straight time rate not to exceed three (3) consecutive days of work.

         (b) Employee's Grandparents, Grandchildren, Step-Mother, Step-Father, Step-Brother, Step-Sister, Mother-in-Law, Father-in-Law, Sister-in-Law, Brother-in-Law, Son-in-Law, and Daughter-in-Law eight (8) hours at regular straight time rate not to exceed two (2) consecutive days of work.

         (c) Employees' vacation will be extended equal to appropriate days during his vacation.


                                    ARTICLE X

SAFETY AND HEALTH

10.00 There shall not be less than two (2) employees working in a facility at a time.

10.01 The Company will furnish gloves to Plate and Weld shop personnel for their use in normal day-to-day functions. Replacement new gloves will be issued upon return of the used, worn gloves to the Tool Room attendant.

10.02 The wearing of safety shoes shall be mandatory for all employees covered by this Agreement. The Company will pay fifty percent (50%) towards the cost of two (2) pair of safety shoes per year to be worn at and for work and $50.00 for prescription exam for first or changed prescription for safety glasses.


                                   ARTICLE XI

LEAVE OF ABSENCE

11.00 Leave of absence may be applied for by filling out a leave of absence form as provided by management.

         Leaves of Absence may be granted upon the mutual agreement between the Company and the Employee for a period not exceeding sixty (60) working days except for Union activity. Leave of Absence shall be granted for full time Union activity for a two (2) year renewal upon thirty (30) days written notice. Union Leaves of Absence, not to exceed two (2) employees at a time (for Union schools, conventions, etc.) except for a three day overlap shall be granted for a maximum for thirty (30) working days per calendar year. Company agrees to notify the Union of all granted leaves

11.01 All Leaves of Absence shall be without pay. All employees granted Leaves of Absence shall be returned to work with full retention of their seniority rights and at the prevailing rate of pay at the time of their return consistent with the other provisions of this Agreement.

11.02 Employees returning from Sick Leave of Absence wherein surgery or serious illness was involved are to advise the Company with a written release from their physician at least (3) working days in advance of their intended return day. This will allow scheduling within the department and review, if necessary, of the employee's condition by a physician(s) of the Company's choice, at the Company's expense.

                                   ARTICLE XII

MISCELLANEOUS PROVISIONS

12.00 The authorized representative or his duly appointed substitute of the Union, shall have access to the Company's plants, buildings, and grounds during business hours upon approval of Management or its duly appointed representative.

12.01 The Company will furnish chronological seniority listings showing clock number, name, birthdate, seniority date, job title, shift and rate of pay every three (3) months to the Committee.

12.02 When hiring new employees, the Company agrees to notify the Union committee chairman with the name of each employee, wage rate, and classification before or no later than the first day of employment.

12.03 Bulletin boards shall be made available by the Company upon request by the Mutual Interest Group at convenient places as near as possible to the time clock for the posting of Union notices approved by Management.

12.04      The Union  Bargaining  Committee shall be made up of no more than six
           (6) employees. Stewards will not apply to this section.

12.05 Representatives of the Company and Union will meet within five (5) working days of receipt of a written (verbal by mutual agreement) request by either party. The request is to include the agenda to be discussed and such meetings not to exceed one (1) per month unless mutually agreed otherwise.

12.06 Should any State or Federal court decide that any given clause of this Agreement is not in accordance with a State or Federal Statute, this shall not nullify the remaining clauses of this agreement.

12.07      Credit Union deductions will be implemented when requested.

12.08 Any assignment to new start times other than those worked by the majority of employees the following prorated premium allowance will be paid. This does not supersede Section 6.04.

           One hour after shift start time .10/Hr Two hours after shift start time .10/Hr. Three hours after shift start time .12/Hr. Four hours after shift start time .16/Hr. Five hours after shift start time .20/Hr.

12.09 Before any work is outsourced, except for emergencies, the Union will be notified by Management fourteen (14) days in advance of actual outsource date.

12.10      The  Mutual   Interest   Group  will  meet  to  discuss   outsourcing
           alternatives. Management reserves the right to a final decision.

                                  ARTICLE XIII

GROUP INSURANCE

Health Insurance: The company shall provide to all active employees a Group comprehensive Health Plan, which applies to covered medical expenses.

The employee shall pay:
                                                               PPO
                                      IN NETWORK               OUT OF NETWORK
                                      SINGLE       FAMILY      SINGLE     FAMILY
                                      ------       ------      ------     ------

PAYROLL DEDUCTION                          0           0           0           0

DEDUCTIBLE                            $  100      $  300      $  200      $  600

CO-INSURANCE                           90/10       90/10       75/25       75/25

MAXIMUM OUT OF POCKET                 $  350      $  800      $1,200      $2,600


                                             In and Out of Network
                                             ---------------------

          Co-Pays:          Drugs            $5 Generic / $10 Branded
                            Office Visit     $10 per occurrence
                            Emergency Room   $25 per occurrence

          Participants enrolled in this PPO plan may move in and out of network throughout the enrollment period. Complete details are available in the insurance booklet.

13.01     Life Insurance

          a)   Life - $20,000 Year

          b) AD&D - one half to full amount of life insurance as specified in insurance handbook.

          c) Life insurance and AD&D will be reduced 8% per year beginning at age 65 for employees who elect to continue working.

13.02 Accident and Sickness: The Company will provide accident and sickness insurance of $265.00 Year 1 ($270.00 in Year 2); ($280.00 in Year 3);
          ($285.00 in Year 4) and ($295.00 in Year 5) to a maximum of 26 weeks for regular active employees with eligibility for benefits, beginning the first day of disability caused by an accident or hospitalization (as defined within the policy) and the fourth day for illness not requiring hospitalization as certified by his physician. Weekly accident and sickness benefits will continue to be provided for actively working employees over the age of 65 until retirement.

          Employees will have the choice as to whether taxes will be withheld or not, however, employee must choose when applying for A&S Benefits.

          An employee unable to work due to sickness or accident will be granted a Leave of Absence upon presentation of medical documentation. Such leave is subject to extension based on medical reports submitted but not to exceed time of employment with the Company or eighteen (18) months, whichever us greater. Group insurance coverage will continue to be provided to the employee while drawing A & S benefits up to twenty-six (26)
           weeks. At the expiration of the employee's A & S benefits (26 weeks), the employee can remain in the Group Health, Dental and Prescription Drug Plan for another eighteen (18) months (COBRA coverage) by paying advance monthly to the Company for such coverage except weekly A & S benefits.

13.03      The company will provide Dental Insurance (Comprehensive Plan).

13.04 The Group Insurance Plan shall be continued for employees laid off for a period of time equal the employee's active employment during the six (6) months prior to layoff provided the employee pays one half (1/2) the cost of insurance during the first three (3) months and full premium during the next fifteen (15) months, excluding A&S weekly benefits, and life insurance benefits.

           Agreed upon principles concerning group insurance coverage:

           (1)    General Rules:

                  (A)      Group  Insurance  coverage  becomes  effective on the
                           first  day  of  the  month  in  which  the   employee
                           completes their probationary period.

                  (B) All group insurance coverage ceases on the last day of the month an individual's employment terminates with the exception of laid off employees covered as above.

           (2)    Specific Applications:

                  (A) Employees laid off during a month, lose coverage at the end of that month unless they elect to continue coverage under COBRA.

                  (B) Employees recalled from layoff during the first fifteen (15) days of a month will be covered by group insurance from the first (1st) day of the month.

                           (1) Those employees who paid their share of the premiums coverage during layoff and are recalled during the first fifteen-(15) days of a month shall have that month's COBRA premium refunded.

                  (C)      Employees  recalled  from layoff after the  fifteenth
                           (15th) day of the month will be covered beginning the first (1st) day of the succeeding/following month.

                           (1) Those employees who paid their share of the COBRA premium during layoff and are recalled after the fifteenth (15) day of the month will continue to be covered by group insurance with no premium refund.

                                   ARTICLE XIV

401K SAVINGS PLAN

14.00 The company will maintain a 401K Savings Plan for employee participation on an elective salary deferral basis. Furthermore, the Company will contribute, to each eligible employee's account, cents per hour as listed below up to a maximum of 2,080 hours in a calendar year. Further, for those who defer part of their pay the Company will provide a matching contribution of 33 1/3% up to a 3% maximum of the weekly gross wages.

                Contract Year 1                    $.32 cents
                Contract Year 2                    $.32 cents
                Contract Year 3                    $.32 cents
                Contract Year 4                    $.34 cents
                Contract Year 5                    $.36 cents



                                   ARTICLE XIV


NO STRIKE - NO LOCKOUT

15.00 The state of Wisconsin guidelines will apply in the event of a plant closing, that gives rise to a permanent layoff/termination of all bargaining unit personnel, the Company and the Union will promptly meet to discuss the impact of the closing upon the effected employees. The parties shall negotiate over the effects of such closing in an effort to establish severance pay and benefit allowances based on seniority.

          a) Notice has been served requesting negotiations for general wage rates in accordance with the terms of this Agreement and no agreement has been reached.

          b) Notice has been served requesting negotiations for modification and/or termination or renewal of this Agreement and no agreement
               has  been   reached.

          c) Notice has been served requesting arbitration or this stipulation to arbitrate a grievance according to the procedure in Paragraph
               3.00. The party upon whom notice was served has refused either to arbitrate and/or to stipulate, or has refused to abide by the decision of the arbitration board.

15.01 Should a strike, concerted slowdown or stoppage of work by employees of the company occur which is in violation of 15.00 above, during the term of this Agreement. The Union before the next scheduled workday after receipt of the written notice from the Company shall be obligated to the following things only:

          a) Advise the Company in writing that the strike or stoppage has not been called or sanctioned by the Union.

          b) Post copies of the following notice on bulletin boards in the plant or use other acceptable methods of notifications:

                              We have been advised by TRAK International, Inc. that a strike, or stoppage or slowdown has occurred in the plant. Inasmuch as no strike, slowdown or stoppage has been called by the union,

                              IF YOU ARE ENGAGED IN ANY SUCH STRIKE, SLOWDOWN OR STOPPAGE, YOU ARE HEREBY INSTRUCTED TO RETURN TO WORK IMMEDIATELY.

                              INTERNATIONAL   ASSOCIATION   OF  MACHINISTS   AND
                              AEROSPACE WORKERS, DISTRICT NO. 10.

                              THIS NOTICE IS POSTED IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT BETWEEN THE COMPANY AND THE UNION."

15.02 The obligation of the Union shall be limited to the performance of the acts required by Paragraph 15.01 of this Article and upon compliance by the Union with the provisions of Paragraph 15.01 of this Article, the Union and its officers and members shall have no further liability during the term of this Agreement or thereafter, for any damage suffered by the company arising from or out of any stoppage or strike.

15.03 Should Management comply with the terms and conditions of this Agreement, its officers and representatives shall have no further liability during the term of this Agreement or thereafter, for any losses suffered by the Union or employees arising from any unauthorized strike or work stoppage.

15.04 The Company shall have the right to discipline any or all employees engaged in an unauthorized strike, slowdown, or stoppage of work during the life of this Agreement by suspension or discharge provided there is no discrimination.

15.05 In the event an employee believes he has been unjustly discharged from employment, the said employee may request the difference be resolved under the grievance procedure as long as the grievance is submitted within ten (10) working days from date of discharge.


                                   ARTICLE XVI


PAST PRACTICE

16.01 TRAK International, Inc. hereby agrees that all past practices initiated, or followed by it since its acquisition and not specifically mentioned in this Agreement shall nevertheless by binding upon both parties during the term of this Agreement. This
           Agreement does not include various past practices initiated by any predecessor companies, if these practices are not followed by TRAK International, Inc.

                                  ARTICLE XVII

PLANT CLOSING

17.00 In the event of a plant closing that gives rise to a permanent layoff/termination of all bargaining unit personnel, the Company and the Union will promptly meet to discuss the impact of the closing upon the effected employees. The parties shall negotiate over the effects of such closing in an effort to establish severance pay and benefit allowances based on seniority.

         Nothing in this section shall obligate either party to arbitrate any dispute over severance pay or severance benefits in accordance with our grievance provisions.


                                  ARTICLE XVIII

TERMINATION

18.01 During the period of this Agreement if both of the parties agree to bargain collectively with regard to any of the provisions of this Agreement, or any other matter not contained in this Agreement, then any Agreement reached as a result of such bargaining shall be reduced to writing and be signed by the parties hereto, and only thereupon shall be a part of this Agreement as an amendment thereof.

18.02 This Agreement becomes effective on November 1,1998 and remains in effect until Midnight October 31,2003 unless notice in writing is filed by either the Company or the Union of a desire for change, modification, or termination, thereof at least sixty (60) days prior to, but not more than ninety (90) days prior to the expiration of any said period. The parties agree that negotiation for modification of change in this Agreement will be undertaken once the above notice has been served.

For the Union: District No. 10           For the Company:
International Association of             TRAK International, Inc.
Machinists & Aerospace Workers:          Port Washington, WI



By:/s/ Joseph F. Develice                By:/s/ Thomas Rice
   -----------------------------            --------------------------------
   Joseph F. Develice, Bus. Rep.            Thomas Rice, VP Human Resources.


By:/s/ Jason Adams                       By:/s/ Phillip Christiansen
   -----------------------------            --------------------------------
   Jason Adams, Chairman                    Phillip Christiansen, VP Skytrak


By:/s/ James Fitzpatrick                 By:/s/ Terrence Hernesman
   -----------------------------            --------------------------------
   James Fitzpatrick, Committeeman          Terrence Hernesman, VP.Compact Tech.


By:/s/ Sean Young                        By:/s/ Glenda Moehlenpah
   -----------------------------            --------------------------------
   Sean Young, Committeeman                 Glenda Moehlenpah, Dir.Fin. Rep.


By:/s/ Jim Schmalz                       By:/s/ Dennis Cherne
   -----------------------------            --------------------------------
   Jim Schmalz, Committeeman                Dennis Cherne, Mgr. Mfg. Eng.


By:/s/ Michael Brey
   -----------------------------
   Michael Brey, Committeeman